VISION GROUP OF FUNDS, INC.

                               Federated Investors
                            Federated Investors Tower
                       Pittsburgh, Pennsylvania 15222-3779

                                 (412) 288-1900


                                  July 11, 1997



EDGAR Operations Branch
Securities and Exchange Commission
Division of Investment Management
450 Fifth Street, Northwest
Washington, DC  20549

         RE:    VISION GROUP OF FUNDS, INC. (the "Corporation")
                1933 Act File No. 33-20673
                1940 Act File No. 811-5514

Dear Sir or Madam:

         Enclosed are the preliminary Proxy Statement and form of proxy for the above-referenced Corporation. Definitive copies of these proxy materials are expected to be released to shareholders on or about August 6, 1997.

         The purpose of this meeting is to have shareholders of Vision New York Tax-Free Fund, a portfolio of the Corporation (the "Fund"), approve a revision to the Fund's fundamental investment limitation that, under normal market conditions, currently requires the Fund to invest at least 80% of its net assets in securities the interest on which is exempt from federal income tax, including the federal alternative minimum tax. If shareholders approve the revision to the Fund's fundamental investment limitation, the Fund will change its name to Vision New York Municipal Income Fund.

         If the Fund is not alerted by the Staff of the Commission within ten
(10) days (July 20, 1997) of the filing of this statement concerning comments on the information disclosed in it, the Fund will consider itself free to mail definitive proxy materials to its shareholders without waiting to hear from the Staff.

         If you have any questions on the enclosed material, please contact me at (412) 288-7420.

                                        Very truly yours,



                                        /s/ Antoinette D. Brkovich
                                        Antoinette D. Brkovich
                                        Compliance Specialist

Enclosure